Exhibit 99.2
For Release at 8:00 AM EDT on Monday, September 20, 2010
Gasco Energy Automatically Converts 30% of
5.50% Convertible Senior Notes Due 2015 into
Series C Convertible Preferred Stock
DENVER — (PR Newswire) — September 20, 2010 — Gasco Energy (NYSE Amex: GSX) (the “Company”) today announced that as of 5:00 p.m., Eastern time, today (the “Automatic Conversion Date”) the Company will effect the automatic conversion of a portion of the outstanding principal amount of the Company’s outstanding 5.50% Convertible Senior Notes due 2015 (the “Notes”). As of the Automatic Conversion Date, Notes in an aggregate principal amount of $64,532,000 were outstanding.
On the Automatic Conversion Date, an aggregate principal amount of Notes equal to thirty percent (30%) of the aggregate principal amount of outstanding Notes shall convert automatically into that number of fully paid and non-assessable shares of the Company’s Series C Convertible Preferred Stock obtained by multiplying the principal amount of the Notes to be so converted by 0.01579, such that each $1,000 of Notes to be converted shall be converted into 15.79 shares of Series C Convertible Preferred Stock (the “Automatic Conversion”). The Automatic Conversion shall be made on a pro rata basis with reference to the aggregate principal amount held by all holders of the Notes on the Automatic Conversion Date, rounded up to the amount of $1,000 in principal amount on a holder-by-holder basis.
DTC participants that beneficially own the Notes as of 5:00 p.m., Eastern time, on September 20, 2010 are instructed to submit an appropriate DWAC withdrawal and DWAC deposit on Tuesday, September 21, 2010, by no later than 5:00 p.m., Eastern time.
Interest on the portion of Notes being converted in the Automatic Conversion shall accrue through the Automatic Conversion Date and shall be paid within the time period set forth in the Indenture governing the Notes to holders of record on the Automatic Conversion Date. After the Automatic Conversion Date, the Notes that were converted shall no longer be deemed to be outstanding and shall cease to accrue interest.
Questions regarding the Automatic Conversion or requests for copies of the Notice of Automatic Conversion should be directed to the trustee at Wells Fargo Bank, N.A., 1445 Ross Avenue, 2nd Floor, MACT5303-022, Dallas, TX 75202, Attention: Corporate Trust Services.
About Gasco Energy
Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region. Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases. Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations. To learn more, visit http://www.gascoenergy.com.
Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044
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